Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of April 17, 2024, is between SIRIUS XM RADIO INC., a Delaware corporation (the “Company”), and SCOTT A. GREENSTEIN (the “Executive”).

WHEREAS, the Company and the Executive previously entered into an employment agreement dated as of December 7, 2020 (the “Prior Agreement”); and

WHEREAS, the Company and the Executive jointly desire to enter into this Agreement, which shall replace and supersede the Prior Agreement in its entirety as of the Effective Date (as defined below), to reflect the terms and conditions of the Executive’s continued employment with the Company.

In consideration of the mutual covenants and conditions set forth herein, the Company and the Executive agree as follows:

1. Employment. Subject to the terms and conditions of this Agreement, the Company hereby employs the Executive, and the Executive hereby agrees to accept continued employment with the Company and Sirius XM Holdings Inc. (“Holdings”). This Agreement shall become effective as of May 25, 2024 (the “Effective Date”). Prior to the Effective Date, the terms of the Executive’s employment with the Company and Holdings (including any termination thereof) shall be governed by the terms of the Prior Agreement, and this Agreement shall not be of any force or effect.

2. Duties and Reporting Relationship. (a) The Executive shall continue his employment as the President and Chief Content Officer of both the Company and Holdings. In such capacity, the Executive shall be responsible for management of all aspects of the Company’s and Holdings’ programming functions, and all personnel working in such areas shall report to the Executive. During the Term (as defined below), the Executive shall, on a full-time basis and consistent with the needs of the Company and Holdings, use the Executive’s skills and render services to the best of the Executive’s ability. The Executive shall perform such activities and duties consistent with his position that the Chief Executive Officer of the Company and Holdings (the “CEO”) shall from time to time reasonably specify and direct. During the Term, the Executive shall not perform any consulting services for, or engage in any other business enterprises with, any third parties without the express written consent of the CEO, other than charitable, civic and other non-business activities that do not interfere with the Executive’s duties to the Company and/or Holdings, and passive investments.

(b) The Executive shall generally perform his duties and conduct his business at the offices of the Company in Miami, Florida.

(c) Unless otherwise required by law, administrative regulation or the listing standards of the exchange on which Holdings’ shares are primarily traded, the Executive shall report solely and directly to the CEO.

3. Term. The term of this Agreement shall commence on the Effective Date and shall end on May 24, 2027 (the “Term End Date”), unless terminated earlier pursuant to the provisions of Section 6 (the Executive’s period of employment under this Agreement, the “Term”).

4. Compensation. (a) During the Term, and effective as of the Effective Date, the Executive shall be paid an annual base salary of $1,700,000. Such annual base salary, as in effect from time to time, may be subject to increase (but not decrease) from time to time by recommendation of the CEO to, and approval by, the Board of Directors of Holdings (the “Board”) or any committee thereof (such amount, as increased, the “Base Salary”). All amounts paid to the Executive under this Agreement shall be in U.S. dollars. The Base Salary shall be paid at least monthly and, at the option of the Company, may be paid more frequently.

(b) On the second business day following the Effective Date on which Holdings and the Executive are not subject to blackout restrictions (such date, the “Grant Date”), the Company shall cause Holdings to grant to the Executive the following:

(i) an option to purchase shares of Holdings’ common stock, par value $.001 per share (the “Common Stock”), at an exercise price equal to the closing price of the Common Stock on the Nasdaq Global Select Market on the Grant Date, with the number of shares of Common Stock subject to such option being that necessary to cause the Black-Scholes-Merton value of such option on the Grant Date to be equal to $8,250,000, determined by using inputs consistent with those Holdings uses for its financial reporting purposes. Such option shall be subject to the terms and conditions set forth in the Option Agreement attached to this Agreement as Exhibit A;

(ii) a number of restricted stock units (“RSUs”) equal to $1,650,000, divided by the average closing price of the Common Stock on the Nasdaq Global Select Market for the twenty (20)-trading day period preceding, but not including, the Grant Date. Such RSUs shall be subject to the terms and conditions set forth in the Restricted Stock Unit Agreement attached to this Agreement as Exhibit B;

(iii) a number of performance-based restricted stock units (“PRSUs”) equal to $3,300,000, divided by the average closing price of the Common Stock on the Nasdaq Global Select Market for the twenty (20)-trading day period preceding, but not including, the Grant Date. Such PRSUs shall be subject to the terms and conditions set forth in the Performance-Based Restricted Stock Unit Agreement (Free Cash Flow) attached to this Agreement as Exhibit C; and

(iv)  a number of performance-based restricted stock units (“PRSUs”) equal to $3,300,000, divided by the average closing price of the Common Stock for the twenty (20)-trading day period preceding, but not including, the Grant Date. Such PRSUs shall be subject to the terms and conditions set forth in the Performance-Based Restricted Stock Unit Agreement (Relative TSR) attached to this Agreement as Exhibit D.

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(c) All compensation paid to the Executive hereunder shall be subject to any payroll and withholding deductions required by applicable law, including, as and where applicable, federal, New York State and New York City income tax withholding, federal unemployment tax and social security (FICA).

5. Additional Compensation; Expenses and Benefits. (a) During the Term, the Company shall reimburse the Executive for all reasonable and necessary business expenses incurred and advanced by the Executive in carrying out the Executive’s duties under this Agreement; provided that such expenses are incurred in accordance with the policies and procedures established by the Company. The Executive shall present to the Company an itemized account of all expenses in such form as may be required by the Company from time to time.

(b) During the Term, the Executive shall be eligible to participate fully in any other benefit plans, programs, policies and fringe benefits which may be made available to the executive officers of the Company and/or Holdings generally, including, without limitation, disability, medical, dental and life insurance and benefits under the Company’s and/or Holdings’ 401(k) savings plan and deferred compensation plan.

(c) During the Term, the Executive shall be entitled to participate in any bonus plans generally offered to executive officers of the Company and/or Holdings. The Executive’s annual bonus (the “Bonus”), if any, shall be determined annually by the CEO, or the Board or the compensation committee of the Board (the “Compensation Committee”). During the Term, the Executive shall have a target annual bonus opportunity of 200% of the Executive’s Base Salary as in effect for the applicable portion of the Term. Bonus(es) shall be subject to the Executive’s individual performance, satisfaction of objectives established by the CEO or the Board or the Compensation Committee, and further are subject to the exercise of discretion by the CEO and review and approval by the Compensation Committee. If the Term expires on the Term End Date, any Bonus earned in respect of the 2027 calendar year will be calculated based on the Executive’s and the Company's performance during the full 2027 calendar year, pro-rated to reflect the number of days the Executive was employed by the Company and Holdings from January 1, 2027 through May 24, 2027 (such amount, if any, the “2027 Pro-Rata Bonus”). For the avoidance of doubt, there shall be no duplication of benefits between any 2027 Pro-Rata Bonus and any amount contemplated under Section 6(f)(ii)(B) of this Agreement. Bonus(es), if any, shall be paid in the form of cash and shall be paid by March 15th of the following year.

6. Termination. The date upon which the Executive’s employment with the Company under this Agreement is deemed to be terminated in accordance with any of the provisions of this Section 6 is referred to herein as the “Termination Date.” With respect to any payment or benefits that would be considered deferred compensation subject to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and which are payable upon or following a termination of employment, a termination of employment shall not be deemed to have occurred unless such termination also constitutes a “separation from service” within the meaning of Section 409A and the regulations thereunder (a “Separation from Service”), and notwithstanding anything contained herein to the contrary, the date on which a Separation from Service takes place shall be the Termination Date. In the event of the

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Executive’s death, any amounts owed to the Executive hereunder shall instead be paid to the Executive’s designated beneficiary (or, if none, to the Executive’s estate).

(a) The Company has the right and may elect to terminate the Executive’s employment under this Agreement with or without Cause at any time. For purposes of this Agreement, “Cause” means the occurrence or existence of any of the following:

(i) (A) a material breach by the Executive of the terms of this Agreement, (B) a material breach by the Executive of the Executive’s duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company, Holdings or any of their respective affiliates (which, for purposes hereof, shall mean any individual, corporation, partnership, association, limited liability company, trust, estate, or other entity or organization directly or indirectly controlling, controlled by, or under direct or indirect common control with the Company and/or Holdings) which has not been approved by a majority of the disinterested directors of the Board, or (C) the Executive’s violation of the Company’s and/or Holdings’ Code of Ethics, or any other written Company and/or Holdings policy that is communicated to the Executive in a similar manner as such policy is communicated to other employees of the Company and/or Holdings, which is demonstrably and materially injurious to the Company, Holdings and/or any of their respective affiliates, if any such material breach or violation described in clauses (A), (B) or (C), to the extent curable, remains uncured after fifteen (15) days have elapsed following the date on which the Company gives the Executive written notice of such material breach or violation;

(ii) the Executive’s act of dishonesty, misappropriation, embezzlement, intentional fraud, or similar intentional misconduct by the Executive involving the Company, Holdings or any of their respective affiliates;

(iii) the Executive’s conviction or the plea of nolo contendere or the equivalent in respect of a felony;

(iv) any damage of a material nature to any property of the Company, Holdings or any of their respective affiliates caused by the Executive’s willful misconduct or gross negligence;

(v) the Executive’s repeated nonprescription use of any controlled substance or the repeated use of alcohol or any other non-controlled substance that, in the reasonable good faith opinion of the Board, renders the Executive unfit to serve as an officer of the Company, Holdings or their respective affiliates;

(vi) the Executive’s failure to comply with the CEO’s reasonable written instructions on a material matter within five (5) days; or

(vii) conduct by the Executive that, in the reasonable good faith written determination of the Board, manifests the Executive’s lack of fitness to serve as an officer of the Company, Holdings or their respective affiliates, including but not limited to a finding by the Board or any judicial or regulatory authority that the Executive

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committed acts of unlawful harassment or violated any other state, federal or local law or ordinance prohibiting discrimination in employment.

(b) Termination of the Executive for Cause pursuant to Section 6(a) shall be communicated by a Notice of Termination for Cause. For purposes of this Agreement, a “Notice of Termination for Cause” shall mean delivery to the Executive of a copy of a resolution or resolutions duly adopted by the affirmative vote of not less than a majority of the directors present (in person or by teleconference) and voting at a meeting of the Board called and held for that purpose after fifteen (15) days’ notice to the Executive (which notice the Company shall use reasonable efforts to confirm that the Executive has actually received and which notice for purposes of Section 6(a) may be delivered, in addition to the requirements set forth in Section 17, through the use of electronic mail) and a reasonable opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board prior to such vote, finding that in the good faith opinion of the Board, the Executive committed the conduct set forth in any of clauses (i) through (vii) of Section 6(a) and specifying the particulars thereof in reasonable detail. For purposes of Section 6(a), the Executive’s employment and the Term shall terminate on the date specified by the Board in the Notice of Termination for Cause and one (1) day following the receipt by the Executive of a notice of a termination without Cause.

(c) (i) The Term of this Agreement and the Executive’s employment shall terminate upon the death of the Executive.

(ii) If the Executive is unable to perform the essential duties and functions of the Executive’s employment because of a disability, even with a reasonable accommodation, for one hundred eighty (180) days within any three hundred sixty-five (365)-day period (“Disability”), the Company shall have the right and may elect to terminate the services of the Executive by a Notice of Disability Termination. The Executive shall not be terminated following a Disability except pursuant to this Section 6(c)(ii). For purposes of this Agreement, a “Notice of Disability Termination” shall mean a written notice that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under this Section 6(c)(ii). For purposes of this Agreement, no such purported termination shall be effective without such Notice of Disability Termination. The Term of this Agreement and the Executive’s employment shall terminate on the day such Notice of Disability Termination is received by the Executive.

(d) The Executive may elect to resign from the Executive’s employment with the Company and Holdings at any time with or without Good Reason (as defined below). Should the Executive wish to resign from the Executive’s employment with the Company and Holdings during the Term for other than Good Reason, the Executive shall give at least thirty (30) days’ prior written notice to the Company. The Executive’s employment and the Term of this Agreement shall terminate on the effective date of the resignation set forth in the notice of resignation; provided that the Company may, at its sole discretion, instruct the Executive to perform no more job responsibilities and cease the Executive’s active employment immediately upon or following receipt of such notice from the Executive. Further, any resignation by the Executive of the Executive’s employment with the Company shall be deemed a resignation of the Executive’s employment with Holdings (and vice versa).

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(e) Should the Executive wish to resign from the Executive’s employment with the Company and Holdings during the Term for Good Reason following the Company’s failure to cure an applicable event as contemplated below, the Executive shall give at least seven (7) days’ prior written notice to the Company. The Executive’s employment and the Term of this Agreement shall terminate on the date specified in such notice given in accordance with the relevant provision; provided that the Company may, at its sole discretion, instruct the Executive to cease active employment and perform no more job duties immediately upon or following receipt of such notice from the Executive. Further, any resignation by the Executive of the Executive’s position with the Company shall be deemed a resignation of the Executive’s position with Holdings (and vice versa).

For purposes of this Agreement, “Good Reason” shall mean the continuance of any of the following events (without the Executive’s prior written consent) for a period of thirty (30) days after delivery to the Company by the Executive of a written notice within ninety (90) days of the Executive becoming aware of the initial occurrence of such event, during which thirty (30)-day period of continuation the Company and Holdings shall be afforded an opportunity to cure such event (and provided that the Executive’s effective date of resignation for Good Reason is within one hundred thirty-five (135) days of the Good Reason event):

(i) the assignment to the Executive by the Company and/or Holdings of duties not reasonably consistent with the Executive’s positions, duties, responsibilities, titles or offices on the Effective Date, any material reduction in the Executive’s duties or responsibilities as described in Section 2, or any removal of the Executive from, or any failure to re-elect the Executive to, any of such positions (other than the Board of Managers of SoundCloud), or the Executive not being the most senior executive, other than the CEO, who is responsible for all programming activities, including the content of podcasting, and related programming personnel, in each case for which the Executive is responsible as of the Effective Date (except in connection with the termination of the Executive’s employment for Cause, Disability or as a result of the Executive’s death or by the Executive other than for Good Reason); provided that in no event shall the Executive’s lack of responsibility for (1) podcasting, other than podcasting content, (2) video programming, (3) all or any portion of the programming, ad sales or other business of Pandora Media, LLC, and/or (4) all or any portion of the programming, ad sales or other business of any other subsidiaries or affiliates of the Company or Holdings, in each case be deemed to constitute or contribute to the existence of Good Reason; or

(ii) the Executive ceasing to report solely and directly to the CEO (unless otherwise required by Section 2(c)); or

(iii) any requirement that the Executive report for work to a location (other than the Executive’s residence) more than twenty-five (25) miles from the Company’s current offices in Miami, Florida or New York, New York, for more than thirty (30) days in any calendar year, excluding any requirement that results from the damage, emergency closure, or destruction of such offices as a result of natural disasters, terrorism, pandemics, acts of war or acts of God or travel in the ordinary course of business; or

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(iv) any reduction in the Base Salary or target bonus opportunity; or

(v) any material breach by the Company of this Agreement.

(f) (i) If the employment of the Executive is terminated during the Term by the Company for Cause, by the Executive other than for Good Reason or due to death or Disability, the Executive shall, in lieu of any future payments or benefits under this Agreement, be entitled to (A) any earned but unpaid Base Salary and any business expenses incurred but not reimbursed, in each case, prior to the Termination Date and (B) any other vested benefits under any other benefit or incentive plans or programs (including any equity plans and applicable award agreements) in accordance with the terms of such plans and programs (collectively, the “Accrued Payments and Benefits”).

(ii) If, during the Term, the employment of the Executive is terminated by the Company without Cause or if the Executive terminates the Executive’s employment for Good Reason, then, subject to Section 6(g), the Executive shall have an absolute and unconditional right to receive, and the Company shall pay to the Executive without setoff, counterclaim or other withholding, except as set forth in Section 4(c), the following:

(A) the Accrued Payments and Benefits;

(B) a lump sum amount equal to one and one-half (1½) times the sum of (x) the Executive’s annualized Base Salary then in effect and (y) an amount in cash equal to the greater of (I) $2,600,000, or (II) the Bonus last paid (or due and payable) to the Executive, with such lump sum amount to be paid on the sixtieth (60th) day following the Termination Date;

(C) (x) a pro-rated Bonus for the year in which the termination occurred (based on actual achievement of applicable performance criteria, and based on the number of days the Executive was employed by the Company as a portion of the applicable calendar year), payable when annual bonuses are normally paid to other executive officers of the Company and (y) any earned but unpaid annual bonus with respect to the year prior to the year of termination, payable when annual bonuses are normally paid to other executive officers;

(D) the continuation for eighteen (18) months, at the Company’s expense (by direct payment, not reimbursement to the Executive), of substantially similar medical and dental benefits in a manner that will not be taxable to the Executive; and

(E) life insurance benefits on substantially the same terms as provided by the Company for active employees for eighteen (18) months following the Termination Date; provided that (I) the Company’s cost for such life insurance shall not exceed twice the amount that the Company would have paid to provide such life insurance benefit to the Executive if the Executive were an active employee on the Termination Date, and (II)

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such life insurance coverage shall cease if the Executive obtains a life insurance benefit from another employer during the remainder of such eighteen (18)-month period.

For the avoidance of doubt, the expiration of the Term and/or the Executive’s termination of employment on the Term End Date shall not be deemed to be a termination by the Company without Cause or a termination by the Executive for Good Reason for purposes of this Agreement and, upon the Term End Date, the Executive will not be entitled to receive the payments described under this Section 6(f)(ii).

(g) The Company’s obligations under Section 6(f)(ii) shall be conditioned upon (i) the Executive providing, upon reasonable written request by the Company, three (3) months of consulting/transition services (not to exceed ten (10) hours per week) following the Termination Date; and (ii) the Executive or the Executive’s representative executing, delivering, and not revoking during the applicable revocation period a waiver and release of claims against the Company and Holdings, substantially in the form attached as Exhibit E (the “Release”), within sixty (60) days following the Termination Date; provided that the Company’s General Counsel may waive such requirement in the case of the Executive’s death.

(h) Notwithstanding anything contained in this Agreement, under no circumstances shall the Company or Holdings be considered to have breached this Agreement or to have terminated the Executive’s employment with or without Cause, or shall a Good Reason event be deemed to have occurred, solely as a result of Holdings merging with and/or into, or otherwise effecting a business combination with, the Company, Liberty Media Corporation, any Qualified Distribution Transferee (as defined in the Investment Agreement, dated as of February 17, 2009, between Holdings and Liberty Radio LLC, as amended) or any of their respective wholly-owned subsidiaries, or any entity wholly-owned jointly by any of the foregoing.

(i) Notwithstanding any provisions of this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to policies adopted by the Company and Holdings) at the time of the Executive’s Separation from Service and if any portion of the payments or benefits to be received by the Executive upon Separation from Service would be considered deferred compensation under Section 409A (“Nonqualified Deferred Compensation”), amounts that would otherwise be payable pursuant to this Agreement during the six (6)-month period immediately following the Executive’s Separation from Service that constitute Nonqualified Deferred Compensation and benefits that would otherwise be provided pursuant to this Agreement during the six (6)-month period immediately following the Executive’s Separation from Service that constitute Nonqualified Deferred Compensation will instead be paid or made available on the earlier of (x) the first (1st) business day of the seventh (7th) month following the date of the Executive’s Separation from Service and (y) the Executive’s death.

(j) Following the termination of the Executive’s employment for any reason, if and to the extent requested by the Board, the Executive agrees to resign, as may then be applicable, from all fiduciary positions (including, without limitation, as trustee) and all other offices and positions the Executive holds with the Company, Holdings or any of their respective affiliates; provided that if the Executive refuses to tender the Executive’s resignation after the

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Board has made such request, then the Board will be empowered to remove the Executive from such offices and positions.

(k) Notwithstanding anything to the contrary in this Agreement or in any other agreement between the Executive, the Company, and/or Holdings, and/or any of their respective affiliates, if the Executive’s employment is terminated as a result of the expiration of the Term on the Term End Date, the Executive may then exercise any vested stock options until the first (1st) anniversary of the Term End Date (at which time such stock options shall be cancelled), but not later than the applicable option expiration date.

7. Nondisclosure of Confidential Information. (a) The Executive acknowledges that in the course of the Executive’s employment the Executive will occupy a position of trust and confidence. The Executive shall not, except in connection with the performance of the Executive’s functions in accordance with this Agreement or as required by applicable law, or as required in proceedings to enforce or defend the Executive’s rights under this Agreement or any other written agreement between the Executive and the Company and/or Holdings, disclose to others or use, directly or indirectly, any Confidential Information.

(b) “Confidential Information” shall mean information about the Company’s and/or Holdings’ (and their respective affiliates’) business and operations that is not disclosed by the Company and/or Holdings (or their respective affiliates) for financial reporting purposes and that was learned by the Executive in the course of the Executive’s employment by the Company and/or Holdings, including, without limitation, any business plans, programming plans and/or concepts, product plans, strategy, budget information, proprietary knowledge, patents, trade secrets, data, formulae, sketches, notebooks, blueprints, information and client and customer lists and all papers and records (including but not limited to computer records) of the documents containing such Confidential Information, other than information that is publicly disclosed by the Company and/or Holdings (or their respective affiliates) in writing. The Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and/or Holdings, and that such information gives the Company and/or Holdings a competitive advantage. The Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of the Executive’s employment or as soon as possible thereafter, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by or on behalf of the Company and/or Holdings or prepared by the Executive in the course of the Executive’s employment by the Company and/or Holdings; provided that the Executive will be able to keep the Executive’s cell phones, personal computers, personal contact list and the like so long as any Confidential Information is removed from such items.

(c) Nothing in this Agreement will preclude, prohibit or restrict the Executive from (i) communicating with any federal, state or local administrative or regulatory agency or authority, including but not limited to the Securities and Exchange Commission (the “SEC”); (ii) participating or cooperating in any investigation conducted by any governmental agency or authority; or (iii) filing a charge of discrimination with the United States Equal Employment Opportunity Commission or any other federal state or local administrative agency or regulatory authority. Nothing in this Agreement, or any other agreement between the parties, prohibits or is intended in any manner to prohibit, the Executive from (A) reporting a possible violation of

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federal or other applicable law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the U.S. Congress, and any governmental agency Inspector General, or (B) making other disclosures that are protected under whistleblower provisions of federal law or regulation. This Agreement does not limit the Executive’s right to receive an award (including, without limitation, a monetary reward) for information provided to the SEC. The Executive does not need the prior authorization of anyone at the Company to make any such reports or disclosures, and the Executive is not required to notify the Company that the Executive has made such reports or disclosures. Nothing in this Agreement or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b). The Executive cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (I) (x) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (y) for the purpose of reporting or investigating a suspected violation of law; (II) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (III) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order. The provisions of this Section 7(c) are intended to comply with all applicable laws. If any laws are adopted, amended or repealed after the execution of this Agreement, this Agreement shall be deemed to be amended to reflect the same.

(d) The provisions of this Section 7 shall survive indefinitely. The Executive’s obligations under this Section 7 following the Executive’s termination of employment for Good Reason or by the Company without Cause are expressly conditioned upon, and subject to, the Company’s compliance with its applicable payment obligations, if any, under Section 6.

8. Covenant Not to Compete. During the Executive’s employment with the Company and during the Restricted Period (as defined below), the Executive shall not, directly or indirectly, enter into the employment of, render services to, or acquire any interest whatsoever in (whether for the Executive’s own account as an individual proprietor, or as a partner, associate, stockholder, officer, director, consultant, trustee or otherwise), or otherwise assist, any person or entity engaged in any operations in North America involving the production, creation, syndication, transmission, scheduling, distribution, promotion and/or marketing of radio entertainment programming (which, for purposes of this Agreement, shall be deemed to include, without limitation, podcasting and all music, sports, talk and news radio entertainment programming) or the business of telematics or audio advertising sales and technology, in each case, in competition with the Company (each, a “Competitive Activity”); provided that nothing in this Agreement shall prevent the purchase or ownership by the Executive by way of investment of less than five (5) percent of the shares or equity interest of any corporation or other entity. Without limiting the generality of the foregoing, the Executive agrees that during the Restricted Period, the Executive shall not call on or otherwise solicit business or assist others to solicit business from any of the customers of the Company or its affiliates as to any product or service described above that competes with any product or service provided or marketed by the Company or its affiliates on the Termination Date or upon expiration of the Term (such date, as applicable, the “Milestone Date”); provided that general solicitations that are not specifically targeted to current, former or prospective customers of the Company with respect to such products or services, and which products or services have not been identified by the Executive

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using Confidential Information, shall not be deemed to be a breach of the immediately preceding sentence. The Executive also agrees that during the Restricted Period the Executive will not solicit or assist others to solicit the employment of or hire any employee of Holdings, the Company, or their subsidiaries or Liberty Media Corporation without the prior written consent of the Company. For purposes of this Agreement, the “Restricted Period” shall mean a period of one (1) year following the Milestone Date. For purposes of this Agreement, the term “radio entertainment programming” shall mean terrestrial radio, satellite radio, podcasting, HD radio, internet radio and other audio delivered by any means or media, including without limitation terrestrially or by cable, satellite, HD or the internet (which audio may be coupled with a secondary video component, such as offered on a non-primary basis by the services owned or operated by Spotify, Apple Music, SoundCloud, Tidal and/or other entities that may in the future provide similar services). “Radio entertainment programming” shall not include any programming that is primarily video or designed to be consumed as video, such as television, movies, the service offered on the Effective Date by YouTube, or other moving visual images delivered by any means or media. Notwithstanding anything to the contrary in this Section 8, it shall not be a violation of this Section 8 for the Executive to join a division or business line of a commercial enterprise with multiple divisions or business lines if such division or business line is not engaged in a Competitive Activity; provided that the Executive performs services solely for such non-competitive division or business line. The Executive’s obligations under this Section 8 during the Restricted Period are expressly conditioned upon, and subject to, the Company’s compliance with its applicable payment obligations, if any, under Section 6.

9. Change of Control Provisions. (a) Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by the Executive (including but not limited to any payment or benefit received in connection with a change of control of the Company or Holdings or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce the Total Payments to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero); provided that the Total Payments will only be reduced if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal, and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal, and local income and employment taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b) In the case of a reduction in the Total Payments, the Total Payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to

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zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata. Any reductions made pursuant to each of clauses (i)-(v) above will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Section 409A, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A as deferred compensation.

(c) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the change of control, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including, without limitation, by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code (including, without limitation, any portion of such Total Payments equal to the value of the covenant included in Section 8, as determined by the Auditor or such other accounting, consulting or valuation firm selected by the Company prior to the change of control and reasonably acceptable to the Executive), in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(d) At the time that payments are made under this Agreement, the Company will provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including but not limited to any opinions or other advice the Company or Holdings received from Tax Counsel, the Auditor, or other advisors or consultants (and any such opinions or advice which are in writing will be attached to the statement). If the Executive objects to the Company’s calculations, the Company will pay to the Executive such portion of the Total Payments (up to 100% thereof) as the Executive determines is necessary to result in the proper application of this Section 9. All determinations required by this Section 9 (or requested by either the Executive or the Company in connection with this Section 9) will be at the expense of the Company. The fact that the

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Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 9 will not of itself limit or otherwise affect any other rights of the Executive under this Agreement.

(e) If the Executive receives reduced payments and benefits by reason of this Section 9 and it is established pursuant to a determination of a court which is not subject to review or as to which the time to appeal has expired, or pursuant to an Internal Revenue Service proceeding, that the Executive could have received a greater amount without resulting in any Excise Tax, then the Company shall thereafter pay the Executive the aggregate additional amount which could have been paid without resulting in any Excise Tax as soon as reasonably practicable.

10. Remedies. The Executive and the Company agree that damages for breach of any of the covenants under Sections 7 and 8 will be difficult to determine and inadequate to remedy the harm which may be caused thereby, and therefore consent that these covenants may be enforced by temporary or permanent injunction without the necessity of bond. The Executive believes, as of the date of this Agreement, that the provisions of this Agreement are reasonable and that the Executive is capable of gainful employment without breaching this Agreement. However, should any court or arbitrator decline to enforce any provision of Section 7 or 8, this Agreement shall, to the extent applicable in the circumstances before such court or arbitrator, be deemed to be modified to restrict the Executive’s competition with the Company to the maximum extent of time, scope and geography which the court or arbitrator shall find enforceable, and such provisions shall be so enforced.

11. Indemnification. Notwithstanding anything herein to the contrary, the Company shall indemnify the Executive, both during and after the Term, to the full extent provided in the Company’s and Holdings’ respective Certificates of Incorporation and Bylaws and the law of the State of Delaware in connection with the Executive’s activities as an officer of the Company and Holdings, which shall survive the termination of the Executive’s employment with the Company or the Term of this Agreement for any reason.

12. Entire Agreement. The provisions contained herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any and all prior agreements, understandings and communications between the parties, oral or written, with respect to such subject matter, including without limitation the Prior Agreement, but excluding any equity award agreements between the Executive and the Company and/or Holdings. Nothing herein is intended to supersede or waive obligations of the Executive to comply with any assignment of invention provisions applicable to the Executive under the Code of Ethics or any assignment of invention agreement(s) between the Company and/or Holdings and the Executive.

13. Modification. Any waiver, alteration, amendment or modification of any provisions of this Agreement shall not be valid unless in writing and signed by both the Executive and the Company.

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14. Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect.

15. Assignment. The Executive may not assign any of the Executive’s rights or delegate any of the Executive’s duties hereunder without the prior written consent of the Company. The Company may not assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the Executive, except that any successor to the Company and/or Holdings by merger or purchase of all or substantially all of the Company’s or Holdings’ assets shall assume this Agreement.

16. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors in interest of the Executive and the Company.

17. Notices. All notices and other communications required or permitted hereunder shall be made in writing and shall be deemed effective when delivered personally or transmitted by facsimile transmission if received at the recipient’s location during normal business hours or otherwise on the next business day, one (1) business day after deposit with a nationally recognized overnight courier (with next day delivery specified) and five (5) days after mailing by registered or certified mail:

if to the Company:
Sirius XM Radio Inc.
1221 Avenue of the Americas
35th Floor
New York, New York 10020
Attention: General Counsel
Telecopier: (212) 584-5353

if to the Executive:
Address on file at the offices
of the Company

or to such other person or address as either party shall furnish in writing to the other party from time to time.

18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

19. Non-Mitigation. The Executive shall not be required to mitigate damages or seek other employment in order to receive compensation or benefits under Section 6; nor shall the amount of any benefit or payment provided for under Section 6 be reduced by any compensation earned by the Executive as the result of employment by another employer.

20. Arbitration. (a) The Executive and the Company agree that if a dispute arises concerning or relating to the Executive’s employment with the Company and/or Holdings, or the termination of the Executive’s employment, such dispute shall be submitted to binding

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arbitration under the rules of the American Arbitration Association regarding resolution of employment disputes in effect at the time such dispute arises. The arbitration shall take place in New York, New York, before a single experienced arbitrator licensed to practice law in New York and selected in accordance with the American Arbitration Association rules and procedures. Except as provided below, the Executive and the Company agree that this arbitration procedure will be the exclusive means of redress for any disputes relating to or arising from the Executive’s employment with the Company and/or Holdings or the Executive’s termination, including but not limited to disputes over rights provided by federal, state, or local statutes, regulations, ordinances, and common law, including all laws that prohibit discrimination based on any protected classification. The parties expressly waive the right to a jury trial, and agree that the arbitrator’s award shall be final and binding on both parties, and shall not be appealable. The arbitrator shall have the discretion to award monetary and other damages, and any other relief that the arbitrator deems appropriate and is allowed by law. The arbitrator shall also have the discretion to award the prevailing party reasonable costs and attorneys’ fees incurred in bringing or defending an action, and shall award such costs and fees to the Executive in the event the Executive prevails on the merits of any action brought hereunder.

(b) The Company shall pay the cost of any arbitration proceedings under this Agreement if the Executive prevails in such arbitration on at least one substantive issue.

(c) The Company and the Executive agree that the sole dispute that is excepted from Section 20(a) is an action seeking injunctive relief from a court of competent jurisdiction regarding enforcement and application of Sections 7, 8 or 10, which action may be brought in addition to, or in place of, an arbitration proceeding in accordance with Section 20(a).

21. Compliance with Section 409A. (a) To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A (it being understood that certain compensation arrangements under this Agreement are intended not to be subject to Section 409A). This Agreement shall be construed, to the maximum extent permitted, in a manner to give effect to such intention. Notwithstanding anything in this Agreement to the contrary, distributions upon termination of the Executive’s employment that constitute Nonqualified Deferred Compensation may only be made upon a Separation from Service. Neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Executive harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto. The Executive acknowledges that the Executive has been advised to obtain independent legal, tax or other counsel in connection with Section 409A.

(b) With respect to any amount of expenses eligible for reimbursement under this Agreement, such expenses will be reimbursed by the Company within thirty (30) days following the date on which the Company receives the applicable invoice from the Executive in accordance with the Company’s expense reimbursement policies, but in no event later than the last day of the Executive’s taxable year following the taxable year in which the Executive incurs the related expenses. In no event will the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be

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provided in any other taxable year, nor will the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(c) Each payment under this Agreement shall be regarded as a “separate payment” and not one of a series of payments for purposes of Section 409A.

22. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

23. Executive’s Representation. The Executive hereby represents and warrants to the Company that the Executive is not now under any contractual or other obligation that is inconsistent with or in conflict with this Agreement or that would prevent, limit, or impair the Executive’s performance of the Executive’s obligations under this Agreement.

24. Survivorship. Upon the expiration or other termination of the Term of this Agreement or the Executive’s employment with the Company, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.

25. Clawback Provisions. Notwithstanding any other provision of this Agreement to the contrary, any cash incentive compensation received by the Executive (including any restricted stock, restricted stock units, stock options or equity-based compensation granted and/or shares issued with respect thereto, and/or any amount received with respect to any sale of any such shares) shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Company’s Clawback Policy, as it may be amended from time to time (the “Policy”). The Executive agrees and consents to the Company’s application, implementation and enforcement of (a) the Policy, or any similar policy established by the Company that may apply to the Executive, and (b) any provision of applicable law, rule, or regulation of a securities exchange relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policy, any similar policy (as applicable to the Executive) or applicable law, rule, or regulation of a securities exchange without further consent or action being required by the Executive. To the extent that the terms of this Agreement and the Policy or any similar policy conflict, then the terms of such policy shall prevail.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SIRIUS XM RADIO INC.

By:	/s/ Faye Tylee
Faye Tylee
Chief People + Culture Officer

/s/ Scott A. Greenstein
SCOTT A. GREENSTEIN
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Exhibit A

SIRIUS XM HOLDINGS INC. 2015 LONG-TERM STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

This STOCK OPTION AGREEMENT (this “Agreement”), dated [____], 2024 (the “Grant Date”), is between SIRIUS XM HOLDINGS INC., a Delaware corporation (the “Company”), and SCOTT A. GREENSTEIN (the “Executive”).

1. Grant of Option; Vesting. (a) Subject to the terms and conditions of this Agreement, the Sirius XM Holdings Inc. 2015 Long-Term Stock Incentive Plan (the “Plan”), and the Employment Agreement, dated as of April 17, 2024, between Sirius XM Radio Inc. (“Sirius XM”) and the Executive (the “Employment Agreement”), the Company hereby grants to the Executive the right and option (this “Option”) to purchase [____] shares1 of common stock, par value $0.001 per share, of the Company (the “Shares”), at a price per Share of $ [___] (the “Exercise Price”).2 This Option is not intended to qualify as an Incentive Stock Option for purposes of Section 422 of the Internal Revenue Code of 1986, as amended. In the case of any stock split, stock dividend or like change in the Shares occurring after the date hereof, the number of Shares and the Exercise Price shall be adjusted as set forth in Section 4(b) of the Plan.

(b) Subject to the terms of this Agreement, this Option shall vest and become exercisable in three (3) equal installments on (i) May 26, 2025; (ii) May 25, 2026 and (iii) May 24, 2027, subject to the Executive’s continued employment with Sirius XM on each of these dates, other than as specifically stated herein.

(c) If the Executive’s employment with Sirius XM terminates for any reason, this Option, to the extent not then vested, shall immediately terminate without consideration; provided that if the Executive’s employment with Sirius XM is terminated (x) due to death or “Disability” (as defined in the Employment Agreement), (y) by Sirius XM without “Cause” (as defined in the Employment Agreement), or (z) by the Executive for “Good Reason” (as defined in the Employment Agreement), then the unvested portion of this Option, to the extent not previously cancelled or forfeited, shall immediately become vested and exercisable. In order for the Executive to receive any accelerated vesting pursuant to this Section 1(c), the Executive must execute a release in accordance with Section 6(g) of the Employment Agreement (except that the Company’s General Counsel may waive such requirement in the case of the Executive’s death).

2. Term. This Option shall terminate on [__], 2034 (the Option Expiration Date”); provided that if:

(a) the Executive’s employment with Sirius XM is terminated due to the Executive’s death or Disability, by Sirius XM without Cause, by the Executive for Good Reason, or as a result of a termination of the Executive’s employment upon the Term End Date, the Executive may exercise this Option in full until the first (1st) anniversary of such termination (at which time this Option shall be cancelled), but not later than the Option Expiration Date;

[1]	Number to be computed in accordance with Section 4(b)(i) of the Employment Agreement.
[2]	Closing price on the Grant Date.
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(b) the Executive’s employment with Sirius XM is terminated for Cause, this Option shall be cancelled upon the date of such termination; and

(c) the Executive voluntarily terminates the Executive’s employment with Sirius XM without Good Reason, the Executive may exercise any vested portion of this Option until ninety (90) days following the date of such termination (at which time this Option shall be cancelled), but not later than the Option Expiration Date.

3. Exercise. Subject to Sections 1 and 2 of this Agreement and the terms of the Plan, this Option may be exercised, in whole or in part, in accordance with Section 6 of the Plan.

4. Change of Control. Notwithstanding the foregoing provisions, in the event of a Change of Control, this Option shall be governed by the terms of the Plan; provided that any transactions between the Company, Sirius XM and/or any of their respective wholly-owned subsidiaries, on the one hand, and Liberty Media Corporation, any Qualified Distribution Transferee (as defined in the Investment Agreement, dated as of February 17, 2009, between the Company and Liberty Radio LLC, as amended) and/or any of their respective wholly-owned subsidiaries, on the other hand, shall not constitute a Change of Control under the Plan.

5. Non-transferable. This Option may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Option or of any right or privilege conferred hereby shall be null and void. In the event of the Executive’s death, any amounts owed to the Executive hereunder shall instead be paid to the Executive’s designated beneficiary (or, if none, to the Executive’s estate).

6. Withholding. Prior to delivery of the Shares purchased upon exercise of this Option, the Company shall determine the amount of any United States federal, state and local income taxes, if any, which are required to be withheld under applicable law and shall, as a condition of exercise of this Option and delivery of the Shares purchased upon exercise of this Option, collect from the Executive the amount of any such tax to the extent not previously withheld. The Executive may satisfy the Executive’s withholding obligations in the manner contemplated by Section 16(e) of the Plan.

7. No Rights of a Stockholder. The Executive shall not have any rights as a stockholder of the Company with respect to any Shares until the Shares purchased upon exercise of this Option have been issued.

8. Rights of the Executive. Neither this Option, the execution of this Agreement nor the exercise of any portion of this Option shall confer upon the Executive any right to, or guarantee of, continued employment with Sirius XM or any of its subsidiaries or affiliates, or in any way limit the right of Sirius XM or any of its subsidiaries or affiliates to terminate the Executive’s employment at any time, subject to the terms of the Employment Agreement.

9. Professional Advice. The acceptance and exercise of this Option may have consequences under federal and state tax and securities laws that may vary depending upon the individual circumstances of the Executive. Accordingly, the Executive acknowledges that the

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Executive has been advised to consult with the Executive’s personal legal and tax advisors in connection with this Agreement and this Option.

10. Agreement Subject to the Plan. This Option and this Agreement are subject to the terms and conditions set forth in the Plan, which terms and conditions are incorporated herein by reference. Capitalized terms used herein but not otherwise defined shall have the same meanings as in the Plan. The Executive acknowledges that a copy of the Plan is posted on Sirius XM’s intranet site and the Executive agrees to review it and comply with its terms. This Agreement, the Employment Agreement and the Plan constitute the entire understanding between or among the Company, Sirius XM and the Executive with respect to this Option. In the event of any conflict between this Agreement and the Plan, the Plan shall govern and prevail.

11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, and shall bind and inure to the benefit of the heirs, executors, personal representatives, successors and assigns of the parties hereto. Any disputes arising from or relating to this Agreement shall be subject to arbitration pursuant to Section 20 of the Employment Agreement.

12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when telecopied (with confirmation of transmission received by the sender), three (3) business days after being sent by certified mail, postage prepaid, return receipt requested or one (1) business day after being delivered to a nationally recognized overnight courier with next day delivery specified to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

Company:	Sirius XM Holdings Inc. 1221 Avenue of the Americas 35th Floor New York, New York 10020

Attention:	General Counsel

Executive:	Address on file at the office of Sirius XM

Notices sent by email or other electronic means not specifically authorized by this Agreement shall not be effective for any purpose of this Agreement.

13. Binding Effect. This Agreement constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

14. Amendment. The rights of the Executive hereunder may not be impaired by any amendment, alteration, suspension, discontinuance or termination of the Plan or this Agreement without the Executive’s consent.

15. Clawback Provisions. Notwithstanding any other provision of this Agreement to the contrary, any cash incentive compensation received by the Executive (including any restricted stock, restricted stock units, stock options or equity-based compensation granted and/or

20

shares issued with respect thereto, and/or any amount received with respect to any sale of any such shares) shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Company’s Clawback Policy, as it may be amended from time to time (the “Policy”). The Executive agrees and consents to the Company’s application, implementation and enforcement of (a) the Policy, or any similar policy established by the Company that may apply to the Executive, and (b) any provision of applicable law, rule, or regulation of a securities exchange relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policy, any similar policy (as applicable to the Executive) or applicable law, rule, or regulation of a securities exchange without further consent or action being required by the Executive. To the extent that the terms of this Agreement and the Policy or any similar policy conflict, then the terms of such policy shall prevail.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SIRIUS XM HOLDINGS INC.

By:
	Faye Tylee Chief People + Culture Officer	SCOTT A. GREENSTEIN
21

Exhibit B

SIRIUS XM HOLDINGS INC.
2015 LONG-TERM STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated [_____], 2024 (the “Grant Date”), is between SIRIUS XM HOLDINGS INC., a Delaware corporation (the “Company”), and SCOTT A. GREENSTEIN (the “Executive”).

1. Grant of RSUs. Subject to the terms and conditions of this Agreement, the Sirius XM Holdings Inc. 2015 Long-Term Stock Incentive Plan (the “Plan”), and the Employment Agreement, dated as of April 17, 2024 between Sirius XM Radio Inc. (“Sirius XM”) and the Executive (the “Employment Agreement”), the Company hereby grants [___________]3 restricted stock units (“RSUs”) to the Executive. Each RSU represents the unfunded, unsecured right of the Executive to receive one share of common stock, par value $0.001 per share, of the Company (each, a “Share”) on the dates specified in this Agreement.

2. Dividends. If on any date while RSUs are outstanding the Company shall pay any dividend on the Shares (other than a dividend payable in Shares), the number of RSUs granted to the Executive shall, as of the record date for such dividend payment, be increased by a number of RSUs equal to: (a) the product of (x) the number of RSUs held by the Executive as of such record date, multiplied by (y) the per Share amount of any cash dividend (or, in the case of any dividend payable, in whole or in part, other than in cash, the per Share value of such dividend, as determined in good faith by the Company), divided by (b) the average closing price of a Share on the Nasdaq Global Select Market on the twenty (20) trading days preceding, but not including, such record date. In the case of any dividend declared on Shares that is payable in the form of Shares, the number of RSUs granted to the Executive shall be increased by a number equal to the product of (1) the aggregate number of RSUs held by the Executive on the record date for such dividend, multiplied by (2) the number of Shares (including any fraction thereof) payable as a dividend on a Share. In the case of any other change in the Shares occurring after the date hereof, the number of RSUs shall be adjusted as set forth in Section 4(b) of the Plan.

3. Issuance of Shares subject to RSUs. (a) Subject to earlier issuance pursuant to the terms of this Agreement or the Plan, (i) on May 26, 2025, the Company shall issue, or cause there to be transferred, to the Executive [____] Shares representing an equal number of RSUs granted to the Executive under this Agreement (as adjusted pursuant to Section 2, if applicable), (ii) on May 25, 2026, the Company shall issue, or cause there to be transferred, to the Executive [_____] Shares, representing an equal number of RSUs granted to the Executive under this Agreement (as adjusted pursuant to Section 2, if applicable), and (iii) on May 24, 2027, the Company shall issue, or cause there to be transferred, to the Executive [_____] Shares, representing an equal number of RSUs granted to the Executive under this Agreement (as adjusted pursuant to Section 2, if applicable), in each case, if the Executive continues to be employed with Sirius XM on each of these dates, other than as specifically stated herein.

[3]	Number to be determined in accordance with Section 4(b)(ii) of the Employment Agreement.
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(b) If the Executive’s employment with Sirius XM terminates for any reason, the RSUs shall immediately terminate without consideration; provided that if the Executive’s employment with Sirius XM is terminated (x) due to death or “Disability” (as defined in the Employment Agreement), (y) by Sirius XM without “Cause” (as defined in the Employment Agreement), or (z) by the Executive for “Good Reason” (as defined in the Employment Agreement), the RSUs, to the extent not previously settled, cancelled or forfeited, shall immediately become vested and the Company shall issue, or cause there to be transferred, to the Executive the amount of Shares equal to the number of RSUs granted to the Executive under this Agreement (to the extent not previously transferred, cancelled or forfeited), as adjusted pursuant to Section 2, if applicable. In order for the Executive to receive any accelerated vesting pursuant to this Section 3(b), the Executive must execute a release in accordance with Section 6(g) of the Employment Agreement (except that the Company’s General Counsel may waive such requirement in the case of the Executive’s death).

4. Change of Control. Notwithstanding the foregoing provisions, in the event of a Change of Control, the RSUs shall be governed by the terms of the Plan; provided that any transactions between the Company, Sirius XM and/or any of their respective wholly-owned subsidiaries, on the one hand, and Liberty Media Corporation, any Qualified Distribution Transferee (as defined in the Investment Agreement, dated as of February 17, 2009, between the Company and Liberty Radio LLC, as amended) and/or any of their respective wholly-owned subsidiaries, on the other hand, shall not constitute a Change of Control under the Plan.

5. Non-transferable. The RSUs may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of RSUs or of any right or privilege conferred hereby shall be null and void. In the event of the Executive’s death, any amounts owed to the Executive hereunder shall instead be paid to the Executive’s designated beneficiary (or, if none, to the Executive’s estate).

6. Withholding. Prior to delivery of the Shares pursuant to this Agreement, the Company shall determine the amount of any United States federal, state and local income taxes, if any, which are required to be withheld under applicable law and shall, as a condition of delivery of the Shares pursuant to this Agreement, collect from the Executive the amount of any such tax to the extent not previously withheld in any manner permitted by the Plan.

7. No Rights of a Stockholder. The Executive shall not have any rights as a stockholder of the Company with respect to any Shares until the Shares have been issued. Once a RSU vests and a Share is issued to the Executive pursuant to Section 3, such RSU is no longer considered a RSU for purposes of this Agreement.

8. Rights of the Executive. Neither this Agreement nor the RSUs shall confer upon the Executive any right to, or guarantee of, continued employment with Sirius XM or any of its subsidiaries or affiliates, or in any way limit the right of Sirius XM or any of its subsidiaries or affiliates to terminate the Executive’s employment at any time, subject to the terms of the Employment Agreement.

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9. Professional Advice. The acceptance of the RSUs may have consequences under federal and state tax and securities laws that may vary depending upon the individual circumstances of the Executive. Accordingly, the Executive acknowledges that the Executive has been advised to consult the Executive’s personal legal and tax advisors in connection with this Agreement and the RSUs.

10. Agreement Subject to the Plan. This Agreement and the RSUs are subject to the terms and conditions set forth in the Plan, which terms and conditions are incorporated herein by reference. Capitalized terms used herein but not otherwise defined shall have the same meanings as in the Plan. The Executive acknowledges that a copy of the Plan is posted on Sirius XM’s intranet site and the Executive agrees to review it and comply with its terms. This Agreement, the Employment Agreement and the Plan constitute the entire understanding between or among the Company, Sirius XM and the Executive with respect to the RSUs.

11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, and shall bind and inure to the benefit of the heirs, executors, personal representatives, successors and assigns of the parties hereto. Any disputes arising from or relating to this Agreement shall be subject to arbitration pursuant to Section 20 of the Employment Agreement.

12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when telecopied (with confirmation of transmission received by the sender), three (3) business days after being sent by certified mail, postage prepaid, return receipt requested or one (1) business day after being delivered to a nationally recognized overnight courier with next day delivery specified to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

Company:	Sirius XM Holdings Inc. 1221 Avenue of the Americas 35th Floor New York, New York 10020

Attention:	General Counsel

Executive:	Address on file at the office of Sirius XM

Notices sent by email or other electronic means not specifically authorized by this Agreement shall not be effective for any purpose of this Agreement.

13. Binding Effect. This Agreement constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

14. Amendment. The rights of the Executive hereunder may not be impaired by any amendment, alteration, suspension, discontinuance or termination of the Plan or this Agreement without the Executive’s consent.

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15. Clawback Provisions. Notwithstanding any other provision of this Agreement to the contrary, any cash incentive compensation received by the Executive (including any restricted stock, restricted stock units, stock options or equity-based compensation granted and/or shares issued with respect thereto, and/or any amount received with respect to any sale of any such shares) shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Company’s Clawback Policy, as it may be amended from time to time (the “Policy”). The Executive agrees and consents to the Company’s application, implementation and enforcement of (a) the Policy, or any similar policy established by the Company that may apply to the Executive, and (b) any provision of applicable law, rule, or regulation of a securities exchange relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policy, any similar policy (as applicable to the Executive) or applicable law, rule, or regulation of a securities exchange without further consent or action being required by the Executive. To the extent that the terms of this Agreement and the Policy or any similar policy conflict, then the terms of such policy shall prevail.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SIRIUS XM HOLDINGS INC.

By:
	Faye Tylee Chief People + Culture Officer	SCOTT A. GREENSTEIN
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Exhibit C

SIRIUS XM HOLDINGS INC.
2015 LONG-TERM STOCK INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
(FREE CASH FLOW)

This PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated [_____], 2024, is between SIRIUS XM HOLDINGS INC., a Delaware corporation (the “Company”), and SCOTT A. GREENSTEIN (the “Executive”).

1. Grant of PRSUs. Subject to the terms and conditions of this Agreement, the Sirius XM Holdings Inc. 2015 Long-Term Stock Incentive Plan (the “Plan”), and the Employment Agreement dated as of April 17, 2024 between Sirius XM Radio Inc. and the Executive (the “Employment Agreement”), the Company hereby grants [_________]4 performance-based restricted stock units (“PRSUs”) to the Executive. Each PRSU represents the unfunded, unsecured right of the Executive to receive one share of common stock, par value $0.001 per share, of the Company (each, a “Share”) on the date specified in this Agreement.

2. Dividends. If on any date while PRSUs are outstanding the Company shall pay any dividend on the Shares (other than a dividend payable in Shares), the number of PRSUs granted to the Executive shall, as of the record date for such dividend payment, be increased by a number of PRSUs equal to: (a) the product of (x) the number of PRSUs held by the Executive as of such record date, multiplied by (y) the per Share amount of any cash dividend (or, in the case of any dividend payable, in whole or in part, other than in cash, the per Share value of such dividend, as determined in good faith by the Company), divided by (b) the average closing price of a Share on the Nasdaq Global Select Market on the twenty (20) trading days preceding, but not including, such record date. In the case of any dividend declared on Shares that is payable in the form of Shares, the number of PRSUs granted to the Executive shall be increased by a number equal to the product of (1) the aggregate number of PRSUs held by the Executive on the record date for such dividend, multiplied by (2) the number of Shares (including any fraction thereof) payable as a dividend on a Share. In the case of any other change in the Shares occurring after the date hereof, the number of PRSUs shall be adjusted as set forth in Section 4(b) of the Plan.

3. Issuance of Shares Subject to PRSUs.

(a) Performance Metric. All or a portion of the PRSUs shall be eligible to vest based on the Company’s level of achievement of cumulative free cash flow as set forth in the budgets (the “Performance Metric Target”) approved by the Company’s Board of Directors (the “Board”) for the years ending December 31, 2024, December 31, 2025 and December 31, 2026 (together, the “Performance Period”). The annual free cash flow component for each of 2024, 2025 and 2026 of the Performance Metric Target shall be set at the time such applicable budget is approved by the Board.

[4]	Number to be computed in accordance with Section 4(b)(iii) of the Employment Agreement.
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Free cash flow shall be derived from cash flow provided by operating activities, net of additions to property and equipment, restricted and other investment activity and the return of capital from investment in unconsolidated entities. The Compensation Committee of the Board shall adjust or modify the calculation of free cash flow and/or the Performance Metric Target for the Performance Period in accordance with Sections 4(b) and 12(c) of the Plan, as applicable.

(b) Calculation of Shares to be Issued. No later than sixty (60) days following the end of the Performance Period, the Company shall certify the Company’s level of achievement of the Performance Metric Target (such actual date of certification, the “Certification Date”) and determine the number of PRSUs that shall remain eligible to vest, as set forth below, in accordance with the terms of the Plan and/or this Agreement (such PRSUs, the “Eligible PRSUs”):

(i) If the Company fails to achieve at least 80% of the Performance Metric Target, 0% of the PRSUs shall constitute Eligible PRSUs;

(ii) Upon achieving 100% or more of the Performance Metric Target, 100% of the PRSUs shall constitute Eligible PRSUs; and

(iii) If the Company’s achievement of the Performance Metric Target is at least 80% but less than 100% of the Performance Metric Target, the number of PRSUs that become Eligible PRSUs shall be determined by straight line interpolation between the thresholds set forth in subsections (i) and (ii) of this Section 3(b).

The payout scale set forth above may be modified in order to increase (but not decrease) the percentage of PRSUs that vest hereunder. Any PRSUs that do not constitute Eligible PRSUs as of the Certification Date shall be cancelled on the Certification Date.

(c) Issuance of Eligible PRSUs. Subject to the terms of this Agreement and/or the Plan, on May 24, 2027, the Company shall issue, or cause there to be transferred, to the Executive an amount of Shares representing the Eligible PRSUs (as adjusted pursuant to Section 2 above, if applicable); provided that the Executive continues to be employed with Sirius XM Radio Inc. or any of its subsidiaries or affiliates (collectively “Sirius XM”) through May 24, 2027.

4. Termination of Employment. (a) If the Executive’s employment with Sirius XM terminates for any reason prior to May 24, 2027, then all of the PRSUs, including the Eligible PRSUs, shall immediately terminate without consideration; provided that if the Executive’s employment with Sirius XM is terminated (x) due to death or “Disability” (as defined in the Employment Agreement), (y) by Sirius XM without “Cause” (as defined in the Employment Agreement), or (z) by the Executive for “Good Reason” (as defined in the Employment Agreement) (any such applicable date of termination, the “PRSU Termination Date”), then the PRSUs shall be treated in the following manner:

(i) if the PRSU Termination Date occurs on or prior to the end of the Performance Period, then the PRSUs granted to the Executive under this Agreement, to the extent not previously settled, cancelled or forfeited, shall, subject to Section 4(b), immediately become vested and the Company shall issue, or cause there to be transferred,

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to the Executive the amount of Shares equal to the number of PRSUs granted to the Executive under this Agreement, notwithstanding Section 3(b), and as adjusted pursuant to Section 2, if applicable; and

(ii) if the PRSU Termination Date occurs after the last day of the Performance Period, all Eligible PRSUs, to the extent not previously settled, cancelled or forfeited, shall, subject to Section 4(b), on the Certification Date become vested and the Company shall issue, or cause there to be transferred, to the Executive the amount of Shares equal to the number of Eligible PRSUs earned pursuant to Section 3(b), as adjusted pursuant to Section 2, if applicable.

(b) In the event the Executive’s employment with Sirius XM terminates due to death or Disability, by Sirius XM without Cause or by the Executive for Good Reason, the condition in Section 3(c) that the Executive be an employee of Sirius XM shall be waived in order to give effect to Section 4(a); provided that the Executive executes a release in accordance with Section 6(g) of the Employment Agreement (except that the Company’s General Counsel may waive such requirement in the case of the Executive’s death).

(c) The Company shall issue, or cause there to be transferred, to the Executive an amount of Shares representing the Eligible PRSUs (as adjusted pursuant to Section 2, if applicable) as provided in Section 4(a)(i) or (ii), as applicable, on the 60th day following the Executive’s termination of employment, but in no event later than March 15th of the year following the year of such termination of employment.

5. Change of Control. Notwithstanding the foregoing provisions, in the event of a Change of Control, the PRSUs shall be governed by the terms of the Plan; provided that any transactions between the Company, Sirius XM and/or any of their respective wholly-owned subsidiaries, on the one hand, and Liberty Media Corporation, any Qualified Distribution Transferee (as defined in the Investment Agreement, dated as of February 17, 2009, between the Company and Liberty Radio LLC, as amended) and/or any of their respective wholly-owned subsidiaries, on the other hand, shall not constitute a Change of Control under the Plan.

6. Non-transferable. The PRSUs may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of PRSUs or of any right or privilege conferred hereby shall be null and void. In the event of the Executive’s death, any amounts owed to the Executive hereunder shall instead be paid to the Executive’s designated beneficiary (or, if none, to the Executive’s estate).

7. Withholding. Prior to delivery of the Shares pursuant to this Agreement, the Company shall determine the amount of any United States federal, state and local income taxes, if any, which are required to be withheld under applicable law and shall, as a condition of delivery of the Shares pursuant to this Agreement, collect from the Executive the amount of any such tax to the extent not previously withheld in any manner permitted by the Plan.

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8. No Rights of a Stockholder. The Executive shall not have any rights as a stockholder of the Company until the Shares have been issued. Once a PRSU vests and a Share is issued to the Executive pursuant to Sections 3 and 4, such PRSU is no longer considered a PRSU for purposes of this Agreement.

9. Rights of the Executive. Neither this Agreement nor the PRSUs shall confer upon the Executive any right to, or guarantee of, continued employment with Sirius XM or any of its subsidiaries or affiliates, or in any way limit the right of Sirius XM or any of its subsidiaries or affiliates to terminate the Executive’s employment at any time, subject to the terms of the Employment Agreement.

10. Professional Advice. The acceptance of the PRSUs may have consequences under federal and state tax and securities laws that may vary depending upon the individual circumstances of the Executive. Accordingly, the Executive acknowledges that the Executive has been advised to consult the Executive’s personal legal and tax advisors in connection with this Agreement and the PRSUs.

11. Agreement Subject to the Plan. This Agreement and the PRSUs are subject to the terms and conditions set forth in the Plan, which terms and conditions are incorporated herein by reference. Capitalized terms used herein but not otherwise defined shall have the same meanings as in the Plan. The Executive acknowledges that a copy of the Plan is posted on Sirius XM’s intranet site and the Executive agrees to review it and comply with its terms. This Agreement, the Employment Agreement and the Plan constitute the entire understanding between or among the Company, Sirius XM and the Executive with respect to the PRSUs. In the event of any conflict between this Agreement and the Plan, the Plan shall govern and prevail.

12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, and shall bind and inure to the benefit of the heirs, executors, personal representatives, successors and assigns of the parties hereto. Any disputes arising from or relating to this Agreement shall be subject to arbitration pursuant to Section 20 of the Employment Agreement.

13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when telecopied (with confirmation of transmission received by the sender), three (3) business days after being sent by certified mail, postage prepaid, return receipt requested or one (1) business day after being delivered to a nationally recognized overnight courier with next day delivery specified to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

Company:	Sirius XM Holdings Inc. 1221 Avenue of the Americas 35th Floor New York, New York 10020

Attention:	General Counsel

Executive:	Address on file at the office of Sirius XM
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Notices sent by email or other electronic means not specifically authorized by this Agreement shall not be effective for any purpose of this Agreement.

14. Binding Effect. This Agreement constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

15. Amendment. The rights of the Executive hereunder may not be impaired by any amendment, alteration, suspension, discontinuance or termination of the Plan or this Agreement without the Executive’s consent.

16. Section 409A. This Agreement and the PRSUs granted hereunder are intended to be exempt from Section 409A of the Code and the rules and regulations thereunder such as to avoid any additional taxation under the Section 409A of the Code. Any ambiguity herein shall be interpreted in accordance with the foregoing.

17. Clawback Provisions. Notwithstanding any other provision of this Agreement to the contrary, any cash incentive compensation received by the Executive (including any restricted stock, restricted stock units, stock options or equity-based compensation granted and/or shares issued with respect thereto, and/or any amount received with respect to any sale of any such shares) shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Company’s Clawback Policy, as it may be amended from time to time (the “Policy”). The Executive agrees and consents to the Company’s application, implementation and enforcement of (a) the Policy, or any similar policy established by the Company that may apply to the Executive, and (b) any provision of applicable law, rule, or regulation of a securities exchange relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policy, any similar policy (as applicable to the Executive) or applicable law, rule, or regulation of a securities exchange without further consent or action being required by the Executive. To the extent that the terms of this Agreement and the Policy or any similar policy conflict, then the terms of such policy shall prevail..

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SIRIUS XM HOLDINGS INC.

By:
	Faye Tylee Chief People + Culture Officer	SCOTT A. GREENSTEIN
30

Exhibit D

SIRIUS XM HOLDINGS INC.
2015 LONG-TERM STOCK INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
(RELATIVE TSR)

This PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT (RELATIVE TSR) (this “Agreement”), dated [_____], 2024, is between SIRIUS XM HOLDINGS INC., a Delaware corporation (the “Company”), and SCOTT A. GREENSTEIN (the “Executive”).

1. Grant of PRSUs. Subject to the terms and conditions of this Agreement, the Sirius XM Holdings Inc. 2015 Long-Term Stock Incentive Plan (the “Plan”) and the Employment Agreement dated as of April 17, 2024 between Sirius XM Radio Inc. and the Executive (the “Employment Agreement”), the Company hereby grants [____________]5 performance-based restricted stock units (“PRSUs”) to the Executive, representing the target number of PRSUs eligible to be earned under this Agreement (the “Target PRSUs”). Each PRSU represents the unfunded, unsecured right of the Executive to receive one share of common stock, par value $0.001 per share, of the Company (each, a “Share”) on the date specified in this Agreement.

2. Dividends. If on any date while PRSUs are outstanding the Company shall pay any dividend on the Shares (other than a dividend payable in Shares), the number of PRSUs granted to the Executive shall, as of the record date for such dividend payment, be increased by a number of PRSUs equal to: (a) the product of (x) the number of PRSUs held by the Executive as of such record date, multiplied by (y) the per Share amount of any cash dividend (or, in the case of any dividend payable, in whole or in part, other than in cash, the per Share value of such dividend, as determined in good faith by the Company), divided by (b) the average closing price of a Share on the Nasdaq Global Select Market on the twenty (20) trading days preceding, but not including, such record date. In the case of any dividend declared on Shares that is payable in the form of Shares, the number of PRSUs granted to the Executive shall be increased by a number equal to the product of (1) the aggregate number of PRSUs held by the Executive on the record date for such dividend, multiplied by (2) the number of Shares (including any fraction thereof) payable as a dividend on a Share. In the case of any other change in the Shares occurring after the date hereof, the number of PRSUs shall be adjusted as set forth in Section 4(b) of the Plan.

3. Issuance of Shares Subject to PRSUs.

(a) Performance Metric. All or a portion of the PRSUs shall be eligible to vest based on the Company’s level of achievement of the Performance Metric set forth on the Performance Matrix attached hereto as Annex A (the “Performance Matrix”), subject to the terms set forth therein and herein.

5 Number to be computed in accordance with Section 4(b)(iv) of the Employment Agreement.

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(b) Calculation of Shares to be Issued. No later than sixty (60) days following the end of the Performance Period (as defined in the Performance Matrix), the Company shall certify the Company’s level of achievement of the Performance Metric (such actual date of certification, the “Certification Date”). Upon the Certification Date, the applicable portion of the Target PRSUs determined by the Payout Percentage (as defined in the Performance Matrix) as a percentage of the Target PRSUs shall be calculated and shall remain eligible to vest, subject to the Executive being employed with Sirius XM Radio Inc. or any of its subsidiaries or affiliates (collectively “Sirius XM”) through the Term End Date (as defined in the Employment Agreement) (except as otherwise set forth herein) (such PRSUs, the “Eligible Units”). On the Certification Date, any PRSUs which do not become Eligible Units in accordance with the immediately preceding sentence shall immediately be forfeited and cancelled, and the Executive shall not be entitled to any compensation or other amount with respect thereto.

(c) Issuance of Eligible Units. Subject to the terms of this Agreement and/or the Plan, the Company shall issue, or cause there to be transferred, to the Executive on the Term End Date (as defined in the Employment Agreement), subject to the Executive’s continuous employment with Sirius XM through the Term End Date, a number of Shares equal to the number of Eligible Units.

(d) Termination. If the Executive’s employment with Sirius XM terminates for any reason prior to the Term End Date, then all of the PRSUs shall immediately terminate without consideration. Notwithstanding the foregoing, if the Executive’s employment with Sirius XM is terminated (x) due to death or “Disability” (as defined in the Employment Agreement), (y) by Sirius XM without “Cause” (as defined in the Employment Agreement), or (z) by the Executive for “Good Reason” (as defined in the Employment Agreement), then the Target PRSUs, to the extent not previously settled, cancelled or forfeited, shall, subject to the second to last sentence of this Section 3(d), immediately become vested and the Company shall issue, or cause there to be transferred, to the Executive, on the sixtieth (60th) day following such termination of employment, the amount of Shares equal to the number of Target PRSUs granted to the Executive under this Agreement, and as adjusted pursuant to Section 2, if applicable; provided that if such termination occurs after the last day of the Performance Period, then the number of Shares to be issued or transferred shall be based on the number of PRSUs that were determined to be Eligible Units as of the Certification Date. In no event shall such PRSUs be issued or transferred later than the March 15th following the year of the Executive’s termination of employment. In the event the Executive’s employment with Sirius XM terminates due to death or Disability, by Sirius XM without Cause or by the Executive for Good Reason, the condition in Section 3(c) that the Executive be an employee of Sirius XM through the Term End Date shall be waived; provided that the Executive executes a release in accordance with Section 6(g) of the Employment Agreement (except that the Company’s General Counsel may waive such requirement in the case of the Executive’s death).

4. Change of Control. Notwithstanding the foregoing provisions, in the event of a Change of Control, the PRSUs shall be governed by the terms of the Plan; provided that any transactions between the Company, Sirius XM and/or any of their respective wholly-owned subsidiaries, on the one hand, and Liberty Media Corporation, any Qualified Distribution Transferee (as defined in the Investment Agreement, dated as of February 17, 2009, between the

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Company and Liberty Radio LLC, as amended) and/or any of their respective wholly-owned subsidiaries, on the other hand, shall not constitute a Change of Control under the Plan.

5. Non-transferable. The PRSUs may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise), other than by will or by the applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of PRSUs or of any right or privilege conferred hereby shall be null and void. In the event of the Executive’s death, any amounts owed to the Executive hereunder shall instead be paid to the Executive’s designated beneficiary (or, if none, to the Executive’s estate).

6. Withholding. Prior to delivery of the Shares pursuant to this Agreement, the Company shall determine the amount of any United States federal, state and local income taxes, if any, which are required to be withheld under applicable law and shall, as a condition of delivery of the Shares pursuant to this Agreement, collect from the Executive the amount of any such tax to the extent not previously withheld in any manner permitted by the Plan.

7. No Rights of a Stockholder. The Executive shall not have any rights as a stockholder of the Company with respect to any Shares until the Shares have been issued. Once a PRSU vests and a Share is issued to the Executive pursuant to Section 3, such PRSU is no longer considered a PRSU .

8. Rights of the Executive. Neither this Agreement nor the PRSUs shall confer upon the Executive any right to, or guarantee of, continued employment by or service with Sirius XM, or in any way limit the right of Sirius XM to terminate the Executive’s employment at any time, subject to the terms of the Employment Agreement.

9. Professional Advice. The acceptance of the PRSUs may have consequences under federal and state tax and securities laws that may vary depending upon the individual circumstances of the Executive. Accordingly, the Executive acknowledges that the Executive has been advised to consult with the Executive’s personal legal and tax advisors in connection with this Agreement and the PRSUs.

10. Agreement Subject to the Plan. This Agreement and the PRSUs are subject to the terms and conditions set forth in the Plan, which terms and conditions are incorporated herein by reference. Capitalized terms used herein but not otherwise defined shall have the same meanings as in the Plan. The Executive acknowledges that a copy of the Plan is posted on Sirius XM’s intranet site and the Executive agrees to review it and comply with its terms. This Agreement, the Employment Agreement and the Plan constitute the entire understanding between or among the Company, Sirius XM and the Executive with respect to the PRSUs. In the event of any conflict between this Agreement and the Plan, the Plan shall govern and prevail.

11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, and shall bind and inure to the benefit of the heirs, executors, personal representatives, successors and assigns of the parties hereto. Any disputes arising from or relating to this Agreement shall be subject to arbitration pursuant to Section 20 of the Employment Agreement.

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12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when telecopied (with confirmation of transmission received by the sender), three (3) business days after being sent by certified mail, postage prepaid, return receipt requested or one (1) business day after being delivered to a nationally recognized overnight courier with next day delivery specified to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

Company:	Sirius XM Holdings Inc. 1221 Avenue of the Americas 35th Floor New York, New York 10020

Attention:	General Counsel

Executive:	Address on file at the office of Sirius XM

Notices sent by email or other electronic means not specifically authorized by this Agreement shall not be effective for any purpose of this Agreement.

13. Binding Effect. This Agreement constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

14. Amendment. The rights of the Executive hereunder may not be impaired by any amendment, alteration, suspension, discontinuance or termination of the Plan or this Agreement without the Executive’s consent.

15. Section 409A. This Agreement and the PRSUs granted hereunder are intended to be exempt from Section 409A of the Code and the rules and regulations thereunder such as to avoid any additional taxation under the Section 409A of the Code. Any ambiguity herein shall be interpreted in accordance with the foregoing.

16. Clawback Provisions. Notwithstanding any other provision of this Agreement to the contrary, any cash incentive compensation received by the Executive (including any restricted stock, restricted stock units, stock options or equity-based compensation granted and/or shares issued with respect thereto, and/or any amount received with respect to any sale of any such shares) shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Company’s Clawback Policy, as it may be amended from time to time (the “Policy”). The Executive agrees and consents to the Company’s application, implementation and enforcement of (a) the Policy, or any similar policy established by the Company that may apply to the Executive, and (b) any provision of applicable law, rule, or regulation of a securities exchange relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policy, any similar policy (as applicable to the Executive) or applicable law, rule, or regulation of a securities exchange without further consent or action being required by the Executive. To the extent that the terms of this Agreement and the Policy or any similar policy conflict, then the terms of such policy shall prevail.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SIRIUS XM HOLDINGS INC.

By:
	Faye Tylee Chief People + Culture Officer	SCOTT A. GREENSTEIN
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Annex A

Performance Matrix

Target Award: Participant’s overall target-level award hereunder is equal to [______] PRSUs (the “Target PRSUs”).

The “Performance Period” shall be January 1, 2024 through December 31, 2026.

The “Performance Metric” shall be the three (3)-year total shareholder return (“TSR”) of the Company relative to the other entities in the TSR Index (as defined below). Achievement of the Performance Metric shall be determined by the percentile rank of the Company’s TSR relative to the TSR of each other entity in the TSR Index.

Determination of TSR: TSR for the Company and each other entity in the TSR Index shall be determined in accordance with the following formula. TSR shall be equal to (a) divided by (b) minus (c), expressed as a percentage, where:

(a)	is equal to the product of (i) and (ii), where (i) is the Ending Price and (ii) is the Reinvestment Factor;

(b)	is equal to the Starting Price; and

(c)	is equal to one.

For purposes of determining TSR:

“Starting Price” means $5.17 per share, the average closing price of one share of common stock on the applicable stock exchange during the twenty (20) trading days immediately preceding and including the first day of the Performance Period.

“Ending Price” means the average closing price of one share of common stock on the applicable stock exchange during the twenty (20) trading days immediately preceding and including the last day of the Performance Period; provided that, in the case of a Change of Control, the Ending Price for the Company shall be the fair market value of a Share immediately prior to the Change of Control, and the Ending Price for all other companies shall be the average closing price of one share of common stock on the applicable stock exchange during the twenty (20) trading days immediately preceding the date of the Change of Control.

“Reinvestment Factor” means the Total Share Count at the end of the Performance Period.

“Total Share Count” equals one share of the Company’s common stock on the first day of the Performance Period, which is adjusted cumulatively for any dividends declared over the Performance Period. The adjustment for each dividend declaration shall increase the Total Share Count by an amount calculated as the sum of (x) and (y), where:

(x) equals the Current Total Share Count; and

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(y) equals the calculated result of (i) multiplied by (ii) and divided by (iii), where (i) is the Current Total Share Count, (ii) is the dollar value of the declared dividend, and (iii) is the closing price of the company’s Common stock on the payment date.

“Current Total Share Count” means the Total Share Count before each dividend adjustment, if any.

The Company’s “Rank” shall be determined by the Company’s position within the ranking of each entity in the TSR Index (including the Company) in descending order based on their respective TSRs (with the highest TSR having a Rank of one). For purposes of developing the ordering provided in the immediately-preceding sentence, (A) any entity that filed for bankruptcy protection under the United States Bankruptcy Code during the Performance Period shall be assigned the lowest order of any entity in the TSR Index such that such entity’s TSR is fixed at -100%, (B) any entity that is acquired during the Performance Period, or otherwise no longer listed on a national securities exchange at the end of the Performance Period (other than the Company), shall be removed from the TSR Index and shall be excluded for purposes of ordering the entities in the TSR Index (and for purposes of calculating the Company’s Percentile) and (C) any entity that has issued multiple classes of stock that are contained in the TSR Index shall be aggregated and considered one entity.

After determining the Company’s Rank, the Company’s “Percentile” will be calculated as follows:

where:

“P” represents the Percentile which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding.

“N” represents the total number of entities in the TSR Index (including the Company, but after removal of any entities in accordance with the calculation of the Rank).

“R” represents Company’s Rank (as determined above).

The “Payout Percentage” shall be determined as follows, subject to the exception below:

• Threshold Performance: If the Company’s Percentile equals 25%, the Payout Percentage shall be 50% of the Target PRSUs. The Payout Percentage shall equal zero if the Company Percentile is less than 25%.

• Target Performance: If the Company’s Percentile equals 50%, the Payout Percentage shall be 100% of the Target PRSUs.

• Maximum Performance: If the Company’s Percentile equals or exceeds 75%, the Payout Percentage shall be 150% of the Target PRSUs.

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Straight-line interpolation shall be used to determine the Payout Percentage for any Company Percentile between 25% and 75%, based upon the Payout Percentages set forth above.

The following exception exists with respect to the Payout Percentage determination set forth above: If the Company’s absolute TSR (irrespective of its Rank or Percentile) is less than 0%, then the Payout Percentage shall not exceed 100% of the Target PRSUs (subject to adjustment as set forth in Section 2 of the Agreement, if applicable).

In addition to the Company, the “TSR Index” shall be comprised of the companies in the S&P 500 Index as in effect on the first day of the Performance Period (subject to adjustment as set forth in the definition of Rank above).

The Compensation Committee of the Board of Directors shall be permitted to adjust or modify the calculations set forth above as it deems appropriate, including pursuant to any adjustments under Sections 4(b) and 12(c) of the Plan.

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Exhibit E

AGREEMENT AND RELEASE

This Agreement and Release, dated as of [_____] (this “Agreement”), is entered into by and between SCOTT A. GREENSTEIN (the “Executive”) and SIRIUS XM RADIO INC. (the “Company”).

The purpose of this Agreement is to completely and finally settle, resolve, and forever extinguish all obligations, disputes and differences arising out of the Executive’s employment with and separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the Executive and the Company hereby agree as follows:

1. The Executive’s employment with the Company is terminated as of [_____] (the “Termination Date”).

2. The Company and the Executive agree that the Executive shall be provided severance pay and other benefits, less all legally required and authorized deductions, in accordance with the terms of Section 6(f)(ii) of the Employment Agreement between the Executive and the Company, dated as of April 17, 2024 (the “Employment Agreement”); provided that no such severance benefits shall be paid or provided if the Executive revokes this Agreement pursuant to Section 4 below. The Executive acknowledges and agrees that the Executive is entering into this Agreement in consideration of such severance benefits and the Company’s agreements set forth herein. All vacation pay earned and unused as of the Termination Date will be paid to the Executive to the extent required by law. Except as set forth above, the Executive will not be eligible for any other compensation or benefits following the Termination Date other than any vested accrued benefits under the Company’s compensation and benefit plans, and other than the rights, if any, granted to the Executive under the terms of any stock option, restricted stock, performance-based restricted stock or other equity award agreements or plans and other than rights to indemnification and to directors’ and officers’ liability insurance under the Employment Agreement, the Certificates of Incorporation and Bylaws of Sirius XM Holdings Inc. (“Holdings”) and the Company and their affiliates (or similar constituent documents of affiliates) or the provisions of Delaware law.

3. The Executive, with the intention of binding the Executive and the Executive’s heirs, attorneys, agents, spouse and assigns, hereby waives, releases and forever discharges Holdings, the Company and their respective parents, subsidiaries, and affiliated companies and its and their predecessors, successors, and assigns, if any, as well as all of their officers, directors and employees, stockholders, agents, servants, representatives, and attorneys, and the predecessors, successors, heirs and assigns of each of them (collectively “Released Parties”), from any and all grievances, claims, demands, causes of action, obligations, damages and/or liabilities of any nature whatsoever, whether known or unknown, suspected or claimed, which the Executive ever had, now has, or claims to have against the Released Parties, by reason of any act or omission occurring before the Executive’s execution hereof, including, without limiting the generality of the foregoing, (a) any act, cause, matter or thing stated, claimed or alleged, or which was or which could have been alleged in any manner against the Released Parties prior to the execution of this Agreement and (b) all claims for any payment under the Employment

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Agreement; provided that nothing contained in this Agreement shall affect the Executive’s rights (i) to indemnification from Holdings, the Company or their affiliates as provided in the Employment Agreement or otherwise; (ii) to coverage under the insurance policies of the Company, Holdings or their affiliates covering officers and directors; (iii) to other benefits which by their express terms extend beyond the Executive’s separation from employment (including, without limitation, the Executive’s rights under Section 6(f) of the Employment Agreement); and (iv) under this Agreement, and (c) all claims for discrimination, harassment and/or retaliation, under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the New York State Human Rights Law, as amended, as well as any and all claims arising out of any alleged contract of employment, whether written, oral, express or implied, or any other federal, state or local civil or human rights or labor law, ordinances, rules, regulations, guidelines, statutes, common law, contract or tort law, arising out of or relating to the Executive’s employment with and/or separation from the Company, including but not limited to the termination of the Executive’s employment on the Termination Date, and/or any events occurring prior to the execution of this Agreement.

4. The Executive specifically waives all rights or claims that the Executive has or may have under the Age Discrimination In Employment Act of 1967, 29 U.S.C. §§ 621-634, as amended (“ADEA”), including, without limitation, those arising out of or relating to the Executive’s employment with and/or separation from the Company, the termination of the Executive’s employment on the Termination Date, and/or any events occurring prior to the execution of this Agreement. In accordance with the ADEA, the Company specifically hereby advises the Executive that: (1) the Executive may and should consult an attorney before signing this Agreement, (2) the Executive has [twenty-one (21)/forty-five (45)]6 days to consider this Agreement, and (3) the Executive has seven (7) days after signing this Agreement to revoke this Agreement.

5. Notwithstanding the above, nothing in this Agreement prevents or precludes the Executive from (a) challenging or seeking a determination of the validity of this Agreement under the ADEA; or (b) filing an administrative charge of discrimination under any applicable statute or participating in any investigation or proceeding conducted by a governmental agency.

6. This release does not affect or impair the Executive’s rights with respect to workman’s compensation or similar claims under applicable law or any claims under medical, dental, disability, life or other insurance arising prior to the date hereof.

7. The Executive warrants that the Executive has not made any assignment, transfer, conveyance or alienation of any potential claim, cause of action, or any right of any kind whatsoever, including but not limited to, potential claims and remedies for discrimination, harassment, retaliation, or wrongful termination, and that no other person or entity of any kind has had, or now has, any financial or other interest in any of the demands, obligations, causes of action, debts, liabilities, rights, contracts, damages, costs, expenses, losses or claims which could have been asserted by the Executive against the Company or any other Released Party.

6 To be determined by the Company in connection with the termination.

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8. The Executive shall not make any disparaging remarks about any of Holdings, the Company, Liberty Media Corporation or any of their directors, officers, agents or employees (collectively, the “Nondisparagement Group”) and/or any of their respective practices or products; provided that the Executive may provide truthful and accurate facts and opinions about any member of the Nondisparagement Group where required to do so by law or in proceedings to enforce or defend the Executive’s rights under this Agreement or any other written agreement between the Executive and a member of the Nondisparagement Group and may respond to disparaging remarks about the Executive made by any member of the Nondisparagement Group. The Company and Holdings shall not, and they shall instruct their officers not to, make any disparaging remarks about the Executive; provided that any member of the Nondisparagement Group may provide truthful and accurate facts and opinions about the Executive where required to do so by law and may respond to disparaging remarks made by the Executive or the Executive’s agents or family members.

9. The parties expressly agree that this Agreement shall not be construed as an admission by any of the parties of any violation, liability or wrongdoing, and shall not be admissible in any proceeding as evidence of or an admission by any party of any violation or wrongdoing. The Company expressly denies any violation of any federal, state, or local statute, ordinance, rule, regulation, order, common law or other law in connection with the employment and termination of employment of the Executive.

10. In the event of a dispute concerning the enforcement of this Agreement, the finder of fact shall have the discretion to award the prevailing party reasonable costs and attorneys’ fees incurred in bringing or defending an action, and shall award such costs and fees to the Executive in the event the Executive prevails on the merits of any action brought hereunder. All other requests for relief or damages awards shall be governed by Sections 20(a) and 20(b) of the Employment Agreement.

11. The parties declare and represent that no promise, inducement, or agreement not expressed herein has been made to them.

12. This Agreement in all respects shall be interpreted, enforced and governed under the laws of the State of New York and any applicable federal laws relating to the subject matter of this Agreement. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. This Agreement shall be construed as if jointly prepared by the Executive and the Company. Any uncertainty or ambiguity shall not be interpreted against any one party.

13. This Agreement, the Employment Agreement[, and _____]7 between the Executive and the Company contain the entire agreement of the parties as to the subject matter hereof. No modification or waiver of any of the provisions of this Agreement shall be valid and enforceable unless such modification or waiver is in writing and signed by the party to be charged, and unless otherwise stated therein, no such modification or waiver shall constitute a

7 List any outstanding award agreements.

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modification or waiver of any other provision of this Agreement (whether or not similar) or constitute a continuing waiver.

14. The Executive and the Company represent that they have been afforded a reasonable period of time within which to consider the terms of this Agreement (including but not limited to the foregoing release), that they have read this Agreement, and they are fully aware of its legal effects. The Executive and the Company further represent and warrant that they enter into this Agreement knowingly and voluntarily, without any mistake, duress, coercion or undue influence, and that they have been provided the opportunity to review this Agreement with counsel of their own choosing. In making this Agreement, each party relies upon their own judgment, belief and knowledge, and has not been influenced in any way by any representations or statements not set forth herein regarding the contents hereof by the entities who are hereby released, or by anyone representing them.

15. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The parties further agree that delivery of an executed counterpart by facsimile or pdf shall be as effective as delivery of an originally executed counterpart. This Agreement shall be of no force or effect until executed by all the signatories.

16. The Executive warrants that the Executive will return to the Company all software, computers, computer-related equipment, keys and all materials (including, without limitation, copies) obtained or created by the Executive in the course of the Executive’s employment with the Company on or before the Termination Date; provided that the Executive will be able to keep the Executive’s cell phones, personal computers, personal contact list and the like so long as any Confidential Information (as defined in the Employment Agreement) is removed from such items.

17. Any existing obligations the Executive has with respect to confidentiality, nonsolicitation of clients, nonsolicitation of employees and noncompetition, in each case with the Company or its subsidiaries or affiliates, shall remain in full force and effect, including, but not limited to, Sections 7 and 8 of the Employment Agreement.

18. Any disputes arising from or relating to this Agreement shall be subject to arbitration pursuant to Section 20 of the Employment Agreement.

19. Should any provision of this Agreement be declared or be determined by a forum with competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the respective dates set forth below.

SIRIUS XM HOLDINGS INC.

By:
	Name:	SCOTT A. GREENSTEIN
Title:
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